Exhibit 4.1
August 27, 1998

Mr. Roland Frautschi
Chief Financial Officer
Goodrich Petroleum Corporation
333 Texas Street, Suite 1350
Shreveport, LA  71101-2300

Re: Credit Agreement by and between Patrick Petroleum Corporation of Michigan ("Borrower") and Compass Bank-Houston ("Lender"), dated August 16, 1995 (as subsequently amended, restated or supplemented, the "Credit Agreement").

Dear Roland:

Effective immediately, Section 2.7(a) of the Credit Agreement shall be amended to read as follows:

         "The Borrowing Base is acknowledged by the Borrower and the Lender to be $28,500,000 as of August 27, 1998. This Borrowing Base shall remain in effect until the next Borrowing Base review, which is currently scheduled for January 1, 1999."

Kindly acknowledge agreement and acceptance of the above by signing below and returning it to my attention along with the $12,500 Facility Fee for the above referenced increase in commitment. In the interim, I would appreciate it if you would fax a copy of the signed document to my attention at (713) 968-8292.

Note that all capitalized terms used herein but not defined shall have the meanings attributed thereto in the Credit Agreement.

Sincerely,
COMPASS BANK - HOUSTON

By:      /s/  Allison Hammer
----------------------------
         Allison Hammer
         Vice President

Agreed to and Accepted as of this 27th day of August, 1998:

GOODRICH PETROLEUM COMPANY OF LOUISIANA

By:      /s/  Roland L. Frautschi
---------------------------------
         Roland L. Frautschi
         Chief Financial Officer